NEWS RELEASE

The Progressive Corporation	Company Contact:
6300 Wilson Mills Road	Thomas A. King
Mayfield Village, Ohio 44143	(440)395-2260
http://www.progressive.com

PROGRESSIVE ANNOUNCES ELECTION OF PATRICK H. NETTLES, PH.D., TO BOARD OF
DIRECTORS AND 4TH QUARTER DIVIDEND

MAYFIELD VILLAGE, OHIO — October 15, 2004 — The Board of Directors of The Progressive Corporation today elected Patrick H. Nettles, Ph.D., to fill the current vacancy on the Company’s Board for the term ending on the date of the Annual Meeting of Shareholders in April 2007. Dr. Nettles, 60, is a founder of CIENA Corporation, a provider of networking equipment primarily to telecommunications service providers, and currently serves as the Executive Chairman of its Board of Directors. In addition, he serves as President of CIENA Government Services, Inc., a wholly owned subsidiary of CIENA that is focused on government applications of CIENA’s products. Dr. Nettles received his B.S. in physics with highest honors from The Georgia Institute of Technology in 1964 and was awarded his Ph.D. in physics from The California Institute of Technology in 1970.

     The Board also declared a quarterly dividend of $.03 per Common Share payable December 31, 2004, to shareholders of record at the close of business on December 10, 2004.

     The Progressive group of insurance companies ranks third in the nation for auto insurance based on premiums written. The companies that offer insurance directly (by phone at 1-800-PROGRESSIVE and online at progressive.com) market their products and services through the Progressive Direct brand, while the companies that offer insurance through more than 30,000 independent agencies and insurance brokers in the U.S. market their products and services through the Drive Insurance from Progressive brand. The Common Shares of The Progressive Corporation, the holding company, are publicly traded at NYSE:PGR.